Exhibit 99.1

FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ELECTS CHARLES J. DOCKENDORFF AND STEPHEN P. MACMILLAN TO BOARD OF DIRECTORS

Marlborough, Mass. (March 3, 2015) — Boston Scientific Corporation (NYSE: BSX) announces the election of Charles J. Dockendorff and Stephen P. MacMillan to its board of directors, effective April 1, 2015. Two current members of the board, Uwe E. Reinhardt and Bruce L. Byrnes, will not stand for re-election at the company’s annual meeting of stockholders in May 2015.

Charles J. Dockendorff was formerly the executive vice president and chief financial officer of Covidien plc. Mr. Dockendorff currently serves on the board of directors of Haemonetics Corporation and Keysight Technologies. He received his B.A. in Business Administration and Accounting from the University of Massachusetts at Amherst and received his Master of Science in Finance from Bentley College.

Stephen P. MacMillan is currently the president and chief executive officer of Hologic, a leading global healthcare and diagnostics company. Previously, Mr. MacMillan served as president and chief executive officer of Stryker Corporation. He currently serves on the board of directors of Alere Inc. Mr. MacMillan received a Bachelor of Arts degree in Economics from Davidson College and is a graduate of Harvard Business School’s Advanced Management Program.

“We are thankful for the guidance and years of dedicated service that Dr. Reinhardt and Mr. Byrnes contributed to Boston Scientific, and we are pleased to welcome Mr. Dockendorff and Mr. MacMillan to our board,” said Pete Nicholas, chairman of the board, Boston Scientific Corporation. “Their extensive experience and management insights will be valuable additions as we continue to deliver meaningful innovation to address the unmet needs of patients around the world.”

Dr. Reinhardt, who has served as a director of Boston Scientific since May 2002, is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University. Dr. Reinhardt is a senior associate of the University of Cambridge, England and serves as a Trustee of H&Q Healthcare Investors and H&Q Life Sciences Investors. He is also the Commissioner of the Kaiser Family Foundation Commission on Medicaid and the Uninsured.

Mr. Byrnes, who has served as a director of Boston Scientific since August 2009, is a retired vice chairman of the board for The Procter and Gamble Company who worked with several global divisions, including healthcare during his 38-year career. Mr. Byrnes is a director of Brown Forman Corporation and Diebold, Incorporated. He previously served as a director of Cincinnati Bell, Inc. and a trustee of the Cincinnati Art Museum.

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About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare.  For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

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Boston Scientific Corporation	Boston Scientific Corporation
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